Contact	Chris Grandis	FOR DISTRIBUTION
	Media Relations Director	Moved on Business Wire
	Corporate	February 9, 2011
703.641.2316
cgrandis@csc.com

Bryan Brady
Vice President, Investor Relations
Corporate
703.641.3000
investorrelations@csc.com

CSC REPORTS THIRD QUARTER RESULTS

Increased EPS and Free Cash Flow

FALLS CHURCH, Va., Feb. 9 – CSC (NYSE: CSC) today reported third quarter fiscal 2011 revenue of $4.01 billion and fully diluted earnings per share (EPS) of $1.54 compared to third quarter fiscal 2010 revenue of $3.95 billion and EPS of $1.36. The year to date revenue was $11.93 billion and EPS was $3.64 compared to the year to date fiscal 2010 revenue of $11.89 billion and EPS of $3.62.

Operating cash flow was $462 million for the quarter, as compared to $131 million from the previous year. For the year to date, operating cash flow was $804 million compared to $407 million from the previous year.

Free Cash Flow was $253 million for the quarter, as compared to -$107 million from the previous year. For the year to date, free cash flow was $110 million compared to -$140 million from the previous year.

Commenting on the results, CSC Chairman and Chief Executive Officer Michael W. Laphen said, “Our revenue growth of 1.4% (2.1% constant currency) reflects year over year growth within all of our business sectors. Sequentially, our Public Sector revenue continues to be impacted by award decision delays by the federal government while our Commercial segments continue on their growth trajectory. Operating results were primarily impacted by a trailing effect from the previously disclosed Nordics Region issue, offset by a lower tax rate, resulting in a year over year increase in EPS.  I am pleased to see the positive results from our continued focus on cash management and the corresponding contribution to our balance sheet strength.”

New Business Awards

Across the three lines of business, new business awards for the quarter were $2.3 billion. North American Public Sector (NPS) contributed approximately $0.5 billion, Business Solutions & Services (BSS) reported $0.8 billion and Managed Services Sector (MSS) closed $1.0 billion of new business.

Revenue by Line of Business

For the quarter, NPS revenue was $1.48 billion (up 0.3% from the third quarter last year), MSS revenue was $1.65 billion (up 2.2% from the third quarter last year) and BSS revenue was $899 million (up 1.4% from the third quarter last year).

Business Outlook

“The acquisitions we announced during the quarter further demonstrated the progress we are making in the expansion of our capabilities in Cyber Security and Healthcare,” continued Laphen. “We have also cloud-enabled more of our data centers and we are experiencing more demand for these services. Although the sluggish pace of new business awards in NPS is impacting the rate of our revenue growth, we remain confident our businesses will grow in line with our longer term projections and our Commercial businesses, which are already growing at a steady pace, will continue to benefit from the opportunities arising from Cloud, Cyber and Healthcare.”

Guidance

As a consequence of the above, the company modified its Fiscal Year 2011 guidance as follows:

New Business	~ $16 billion
Revenue	~ $16.2 billion
Operating Income Margin	8% – 8.5%
EPS	~ $5.20
Free Cash Flow	Greater than 90% of net income attributable to CSC common shareholders

Conference Call and Webcast

CSC senior management will host a conference call and Webcast at 11:00 a.m. EST today. The conference call dial-in number for domestic callers is 888-312-3046. International callers will need to dial +1 719-325-2282. The pass code for all participants is 6914748. The Webcast and presentation slides can be accessed at www.csc.com/investor_relations.

Non-GAAP Measures

In an effort to provide investors with additional information regarding the Company’s results as determined by generally accepted accounting principles (GAAP), the company has also disclosed in this press release non-GAAP information which management believes provides useful information to investors, including: operating income, operating margin, free cash flow and free cash flow as a percentage of net income attributable to CSC common shareholders.  A reconciliation of the adjustments to GAAP results for this quarter and prior periods, as well as the rationale for management’s use of non-GAAP measures, is included in the tables below.

About CSC

CSC is a global leader in providing technology-enabled solutions and services through three primary lines of business. These include Business Solutions and Services, the Managed Services Sector and the North American Public Sector. CSC’s advanced capabilities include system design and integration, information technology and business process outsourcing, applications software development, Web and application hosting, mission support and management consulting. The company has been recognized as a leader in the industry, including being named by FORTUNE Magazine as one of the World’s Most Admired Companies for Information Technology Services (2010). Headquartered in Falls Church, Va., CSC has approximately 93,000 employees and reported revenue of $16.2 billion for the 12 months ended December 31, 2010. For more information, visit the company’s website at www.csc.com.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended April 2, 2010 and any updating information in subsequent SEC filings.  The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.

CSC-Page 4	2/09/2011

Revenues by Segment
(preliminary and unaudited)

	Quarter Ended
			% of Total Revenue
(Dollars in millions)	December 31, 2010	January 1, 2010	Fiscal 2011	Fiscal 2010

Business Solutions & Services	$899	$887	23%	23%
Managed Services Sector	1,653	1,618	41	41
Department of Defense	1,141	1,074	28	27
Civil agencies	301	353	8	9
Other(1)	40	50	1	1
North American Public Sector	1,482	1,477	37	37
Corporate & Eliminations	(26)	(29)	(1)	(1)
Total Revenue	$4,008	$3,953	100%	100%

	Nine Months Ended
			% of Total Revenue
(Dollars in millions)	December 31, 2010	January 1, 2010	Fiscal 2011	Fiscal 2010

Business Solutions & Services	$2,589	$2,589	22%	22%
Managed Services Sector	4,832	4,761	41	40
Department of Defense	3,424	3,405	29	29
Civil agencies	1,007	1,062	8	9
Other(1)	152	150	1	1
North American Public Sector	4,583	4,617	38	39
Corporate & Eliminations	(79)	(75)	(1)	(1)
	$11,925	$11,892	100%	100%

(1)	Other revenues consist of state, local and select foreign government as well as commercial contracts performed by the North American Public Sector reporting segment (NPS).

CSC-Page 5	2/09/2011

Consolidated Condensed Statements of Income
(preliminary and unaudited)

	Quarter Ended		Nine Months Ended
(In millions except per-share amounts)	December 31, 2010	January 1, 2010	December 31, 2010	January 1, 2010

Revenues	$4,008	$3,953	$11,925	$11,892
Costs of services (excludes depreciation and amortization)	3,232	3,105	9,611	9,476
Selling, general and administrative	243	239	734	732
Depreciation and amortization	269	280	798	825
Interest expense	43	50	126	158
Interest income	(8)	(6)	(25)	(20)
Other income, net	(2)	(6)	(40)	(15)
Total costs and expenses	$3,777	$3,662	$11,204	$11,156

Income before taxes	231	291	721	736
Taxes on income	(12)	75	137	166
Net Income	243	216	584	570
Less: Net income attributable to noncontrolling interest, net of tax	1	5	15	12
Net income attributable to CSC common shareholders	$242	$211	$569	$558

Earnings per share
Basic	$1.57	$1.38	$3.69	$3.67
Diluted	$1.54	$1.36	$3.64	$3.62

Cash dividend per common share	$.20	$-	$.50	$-

Weighted average common shares outstanding for:
Basic EPS	154.526	152.784	154.378	152.052
Diluted	156.716	155.430	156.434	154.279

CSC-Page 6	2/09/2011

Selected Balance Sheet Data
(preliminary and unaudited)

(Amounts in millions)	December 31, 2010	April 2, 2010
Assets
Cash and cash Equivalents	$1,629	$2,784
Receivables, net	3,804	3,849
Prepaid expenses and other current assets	2,032	1,789
Total current assets	7,465	8,422

Property and equipment, net	2,364	2,241
Outsourcing contract costs, net	629	642
Software, net	504	511
Goodwill	3,964	3,866
Other assets	830	773
Total assets	$15,756	$16,455

Liabilities
Short-term debt and current maturities of long-term debt	$471	$75
Accounts payable	390	409
Accrued payroll and related costs	709	821
Other accrued expenses	1,267	1,344
Deferred revenue	1,085	1,189
Income taxes payable and deferred income taxes	270	284
Total current liabilities	4,192	4,122

Long-term debt, net	2,343	3,669
Income tax liabilities and deferred income taxes	533	550
Other long-term liabilities	1,466	1,606

Total equity	7,222	6,508

Total liabilities and equity	$15,756	$16,455

Debt as a percentage of total capitalization	28.0%	36.5%

CSC-Page 7	2/09/2011

Consolidated Condensed Statement of Cash Flows
(preliminary and unaudited)
	Nine Months Ended
(Amounts in millions)	December 31, 2010	January 1, 2010
Cash flows from operating activities:
Net income	$584	$570

Adjustments to reconcile net income to net cash provided by (used in) Operating activities:
Depreciation and amortization and other non-cash charges	857	878
Stock based compensation	46	49
Provision for losses on accounts receivable	7	17
Unrealized foreign currency exchange gain, net	(5)	(44)
Gain on dispositions	(33)	(7)
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Increase in assets	(50)	(173)
Decrease in liabilities	(602)	(883)

Net cash provided by operating activities	804	407

Cash flows from investing activities:
Purchases of property and equipment	(513)	(437)
Outsourcing contracts	(79)	(106)
Business acquisitions, net of cash acquired	(158)	(5)
Business dispositions	54	14
Software purchased and developed	(127)	(106)
Other investing activities, net	88	126
Net cash used in investing activities	(735)	(514)

Cash flows from financing activities:
Net borrowing (repayments) of commercial paper	335	(1)
Borrowings under lines of credit	47	101
Repayments of borrowings under lines of credit	(1,545)	(43)
Principal payments on long-term debt	(63)	(27)
Proceeds from stock options	26	79
Repurchase of common stock and acquisition of treasury stock	-	(2)
Excess tax benefit from stock-based compensation	2	7
Dividend payments	(46)	-
Other financing activities, net	(19)	-
Net cash (used in) provided by financing activities	(1,263)	114

Effect of exchange rate changes on cash and cash equivalents	39	123

Net (decrease) increase in cash and cash equivalents	(1,155)	130
Cash and cash equivalents at beginning of year	2,784	2,297
Cash and cash equivalents at end of period	$1,629	$2,427

CSC-Page 8	2/09/2011

Non-GAAP Financial Measures
The following tables reconcile operating income and free cash flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.  CSC management believes that these non-GAAP financial measures provide useful information to investors regarding the Company’s financial condition and results of operations as they provide another measure of the Company’s profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers.  Management uses operating income to evaluate business unit financial performance and it is one of the measures used in assessing management performance.  One of the limitations associated with the use of operating income (as compared to reported earnings) is that it does not reflect the complete financial results of the Company.  CSC compensates for these limitations by providing reconciliation between operating income and income before taxes.

GAAP Reconciliations

Operating Income (preliminary and unaudited)	Quarter Ended		Nine Months Ended
(Amounts in millions)	December 31, 2010	January 1, 2010	December 31, 2010	January 1, 2010

Operating income	$298	$377	$887	$982
Corporate G&A	(34)	(48)	(105)	(123)
Interest expense	(43)	(50)	(126)	(158)
Interest income	8	6	25	20
Other income, net	2	6	40	15
Income before taxes	$231	$291	$721	$736

Free Cash Flow (preliminary and unaudited)	Quarter Ended		Nine Months Ended
(Amounts in millions)	December 31, 2010	January 1, 2010	December 31, 2010	January 1, 2010

Free cash flow	$253	$(107)	$110	$(140)
Net cash used in investing activities	277	228	735	514
Business acquisitions, net of cash acquired	(93)	-	(158)	(5)
Business dispositions	2	2	54	14
Payment on capital leases and other long-term asset financings	23	8	63	24
Net cash provided by operating activities	$462	$131	$804	$407
Net cash used in investing activities	$(277)	$(228)	$(735)	$(514)
Net cash (used in) provided by financing activities	$(1,216)	$105	$(1,263)	$114

Operating income	$298	$377	$887	$982
Operating margin	7.44%	9.54%	7.44%	8.26%
Pre-tax margin	5.76%	7.36%	6.05%	6.19%

Note:  Payments on capital leases and other long-term asset financings, and proceeds from the sale of property and equipment (included in investment activities) are included in the calculation of Free Cash Flow (FCF).  Operating margin is defined as operating income as a percentage of revenue.  Pre-tax margin is defined as income before taxes as a percentage of revenue.